As filed pursuant to Rule 424(b)(3)

under the Securities Act of 1933

Registration No. 033-87864

AIG SUNAMERICA LIFE ASSURANCE COMPANY

Variable Separate Account

SUPPLEMENT TO THE WM DIVERSIFIED STRATEGIES VARIABLE ANNUITY PROSPECTUS

Dated May 1, 2003

This supplement replaces all previous supplements.

THE WM REIT FUND WILL BE AVAILABLE FOR INVESTMENT ON OCTOBER 1, 2003.

The following replaces the footnote to the WM REIT Fund in the Investment Options section of the prospectus:

*This Variable Portfolio will be available for investment on October 1, 2003.

Insert as a new fifth paragraph under "Fixed Investment Options," page 14:

You may systematically transfer interest earned in your multi-year fixed investment option into any of the Variable Portfolios. These systematic transfers do not count toward the 15 free transfers per contract year and are not subject to a market value adjustment. You may change or terminate these systematic transfers by contacting Our Annuity Service Center.

Date: September 24, 2003

Please keep this Supplement with your Prospectus.